Exhibit 99.1

One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 817.989.9000 telephone 817.989.9001 facsimile www.approachresources.com

News Release
Approach Resources Inc.
Reports Results for Year End and Fourth Quarter 2008
     Fort Worth, Texas, March 10, 2009 — Approach Resources Inc. (NASDAQ: AREX) today reported year end and fourth quarter 2008 financial and operating results.
Highlights
     Highlights for the year ended December 31, 2008 (compared to 2007) include:
•	Proved reserves increased 17% to 211.1 Bcfe

•	Production increased 65% to 8.8 Bcfe (23.9 MMcfe/d)

•	Revenues increased 104% to $79.9 million

•	Net income increased 763% to $23.4 million, or $1.12 per diluted share

•	Adjusted net income (a non-GAAP measure) rose 344% to $23.5 million, or $1.13 per diluted share

•	EBITDAX (a non-GAAP measure) increased 108% to $63.2 million, or $3.03 per diluted share
Year End and Fourth Quarter 2008 Operating Results
     As previously reported, for the year ended December 31, 2008, proved reserves increased 17% to 211.1 Bcfe. At December 31, 2008, proved reserves were composed of 82% natural gas and 18% oil, condensate and NGLs, and had a reserve life index of over 20 years based on 2008 production of 8.8 Bcfe. The proved developed portion of total proved reserves at year end 2008 was 48%, compared to 43% at year end 2007.
     Production for 2008 totaled 8.8 Bcfe (23.9 MMcfe/d), compared to 5.3 Bcfe (14.5 MMcfe/d) produced in 2007, an increase of 65%. 2008 production was 81% natural gas and 19% oil and NGLs, compared to 90% natural gas and 10% oil and NGLs in 2007.
     Production for the fourth quarter 2008 totaled 2.7 Bcfe (28.9 MMcfe/d), compared to 1.6 Bcfe (17.4 MMcfe/d) produced in the fourth quarter 2007, an increase of 66%. Fourth quarter 2008 production was 81% natural gas and 19% oil and NGLs, compared to 89% natural gas and 11% oil and NGLs in the fourth quarter of 2007.

Year End 2008 Financial Results
     Net income for 2008 was $23.4 million, or $1.12 per diluted share, on revenues of $79.9 million, compared to net income for 2007 of $2.7 million, or $0.24 per diluted share, on revenues of $39.1 million. Net income for 2008 included the effect of:
•	An impairment of non-producing properties of $6.4 million relating to drilling and completion costs of three wells in Northeast British Columbia and drilling costs of three wells in Southwest Kentucky,

•	An impairment of $917,000 relating to the write-off of our equity investment in the Canadian operator of our Northeast British Columbia project, and

•	A pre-tax, unrealized gain on commodity derivatives of $7.1 million.
     Excluding impairments, an unrealized gain on commodity derivatives and related income taxes, adjusted net income (a non-GAAP measure) for 2008 was $23.5 million, or $1.13 per diluted share, compared to $5.3 million, or $0.47 per diluted share, for 2007. See “Supplemental Non-GAAP Financial Measures” below for our reconciliation of adjusted net income to net income.
     EBITDAX (a non-GAAP measure) for 2008 was $63.2 million, or $3.03 per diluted share, compared to $30.4 million, or $2.71 per diluted share, for 2007. See “Supplemental Non-GAAP Financial Measures” below for our reconciliation of EBITDAX to net income.
     Average realized natural gas, oil and NGL prices for 2008, before the effect of commodity derivatives, were $8.29 per Mcfe, $93.79 per Bbl and $45.46 per Bbl, respectively, compared to $6.98 per Mcf, $70.31 per Bbl and $46.25 per Bbl for 2007.
     Lease operating expense (“LOE”) for 2008 was $7.6 million ($0.87 per Mcfe), compared to $3.8 million ($0.72 per Mcfe) for 2007. The increase in LOE over the prior year was primarily a result of the acquisition of the Neo Canyon 30% working interest and Strawn/Ellenburger deep rights in Ozona Northeast. The increase in 2008 was also attributable to initial startup costs, including compression and treating costs in Cinco Terry and North Bald Prairie, as well as a rise in repair and maintenance costs in Ozona Northeast.
     Severance and production taxes for 2008 were $4.2 million, or 5.3% of oil and gas sales, compared to $1.7 million, or 4.2% of oil and gas sales, in 2007. The increase in severance and production taxes as a percentage of oil and gas sales is due to higher severance tax rates for NGL revenues from Cinco Terry and higher estimated taxes after abatements for newer wells in Ozona Northeast and Cinco Terry.
     Exploration expense in 2008 was $1.5 million, compared to $883,000 in 2007. Exploration expense in 2008 resulted from one dry hole drilled in Ozona Northeast and $965,000 of lease extensions in Ozona Northeast.
     Impairment of non-producing properties for 2008 was $6.4 million, compared to $267,000 in 2007. The 2008 impairment resulted from the write-off of drilling and completion costs of three wells in Northeast British Columbia and drilling costs of three wells in Southwest Kentucky.
     General and administrative expense (“G&A”) for 2008 was $8.9 million ($1.01 per Mcfe), compared to $12.7 million ($2.39 per Mcfe) in 2007. We recorded higher G&A expenses in 2007 because of certain non-recurring share-based and cash incentive compensation related in part to our initial public offering (“IPO”) and other pre-IPO expenses. Increased salaries and benefits related to an increase in staff, professional fees, share-based compensation and cash incentive compensation in 2008 partially offset higher G&A in 2007.
     Depletion, depreciation and amortization expense (“DD&A”) for 2008 was $23.7 million ($2.71 per Mcfe), compared to $13.1 million ($2.47 per Mcfe) in 2007. The increase in total DD&A expense was primarily attributable to increased production and higher capital costs, partially offset by an increase in estimated proved reserves at December 31, 2008. The higher DD&A expense per Mcfe was primarily attributable to higher capital costs incurred in North Bald Prairie and reserve revisions in Ozona Northeast at December 31, 2007. In North Bald Prairie, we paid capital costs attributable to the 50% working interest owned by the Company’s working interest partner under our carry and earning agreement on the first five wells drilled.
     We recognized an impairment of investment of $917,000 in 2008 relating to the write-off of our equity investment in the Canadian operator of our Northeast British Columbia project.
     Total capital expenditures during 2008 totaled $100.1 million, including $85.4 million for exploration and drilling activities and $14.7 for property acquisitions (including $10.3 million for the acquisition of deep rights in Ozona Northeast).
Fourth Quarter 2008 Results
     Net loss for the fourth quarter 2008 was $152,000, or $0.01 per diluted share, on revenues of $14.7 million, compared to a net loss of $1.8 million, or $0.12 per diluted share, on revenues of $11.7 million for the fourth quarter 2007. Net loss for the fourth quarter 2008 included the effect of a $6.4 million impairment of non-producing properties and $917,000 impairment of investment discussed above, as well as a pre-tax, unrealized gain on commodity derivatives of $3.1 million.
     Excluding impairments, an unrealized gain on commodity derivatives and related income taxes, adjusted net income (a non-GAAP measure) for the fourth quarter 2008 was $2.6 million, or $0.13 per diluted share, compared to a loss of $614,000, or $0.04 per diluted share, for the fourth quarter 2007.
     EBITDAX (a non-GAAP measure) for the fourth quarter 2008 was $11.6 million, or $0.56 per diluted share, compared to $7.5 million, or $0.49 per diluted share, for the fourth quarter 2007.
     Average realized natural gas, oil and NGL prices for the fourth quarter 2008, before the effect of commodity derivatives, were $5.04 per Mcf, $58.00 per Bbl and $21.59 per Bbl, respectively, compared to $6.60 per Mcf, $90.32 per Bbl and $52.29 per Bbl for the fourth quarter 2007.
     LOE for the fourth quarter 2008 was $2.5 million ($0.95 per Mcfe), compared to $1.0 million ($0.65 per Mcfe) in the fourth quarter 2007. The increase in LOE over the prior year quarter was primarily a result of the acquisition of the Neo Canyon 30% working interest and Strawn/Ellenburger deep rights in Ozona Northeast. The increase in 2008 was also attributable to initial startup costs, including compression and treating costs in Cinco Terry and North Bald Prairie, as well as a rise in repair and maintenance costs in Ozona Northeast.
     Severance and production taxes for fourth quarter 2008 were $1.3 million, or 8.9% of oil and gas sales, compared to $511,000, or 4.4% of oil and gas sales, in 2007.

     Impairment of non-producing properties for the fourth quarter 2008 was $6.4 million, compared to $267,000 in 2007. The 2008 impairment resulted from the write-off of drilling and completion costs of three wells in Northeast British Columbia and drilling costs of three wells in Southwest Kentucky.
     G&A for the fourth quarter of 2008 was $3.2 million ($1.20 per Mcfe), compared to $8.6 million ($5.36 per Mcfe) in the fourth quarter 2007. We recorded higher G&A expenses in the fourth quarter of 2007 because of certain non-recurring share-based and cash incentive compensation related in part to our initial public offering (“IPO”) and other pre-IPO expenses. Increased salaries and benefits related to an increase in staff, professional fees, share-based compensation and cash incentive compensation in the fourth quarter of 2008 partially offset higher G&A in the fourth quarter of 2007.
     DD&A for the fourth quarter of 2008 was $7.5 million ($2.80 per Mcfe), compared to $3.9 million ($2.43 per Mcfe) for the prior year quarter. The increase in DD&A was primarily due to increased production and higher capital costs compared to the prior year period, which were partially offset by an increase in the Company’s estimated proved reserves at December 31, 2008.
Drilling Operations
     For the year ended December 31, 2008, we drilled or participated in a total of 96.0 (62.5 net) wells, 73.0 (49.5 net) of which had been completed as producers, 10.0 (five net) of which were in various stages of completion at year end and 13.0 (eight net) of which were non-productive. The 10.0 (five net) wells that were waiting on completion at year end have now been completed. In addition, in 2008 we successfully recompleted six (three net) wells in Cinco Terry and six (six net) wells in Ozona Northeast.
     The following table indicates the number of gross and net wells we drilled, participated in or recompleted in our operating areas during 2008:

							Northeast
					North Bald		British
	Cinco Terry		Ozona Northeast		Prairie		Columbia(1)		Total
	Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Productive	51.0	25.5	26.0	26.0	6.0	3.0	—	—	83.0	54.5
Non-productive	7.0	3.5	3.0	3.0	1.0	1.0	2.0	0.5	13.0	8.0

Total	58.0	29.0	29.0	29.0	7.0	4.0	2.0	0.5	96.0	62.5
Recompletions	6.0	3.0	6.0	6.0	—	—	—	—	12.0	9.0

(1)	Non-operated.
     We currently have two rigs operating, both in Cinco Terry. The term of the contracts on these two rigs will expire on March 31, 2009. Due to current low commodity prices, we have decided not to extend the term of the contracts. We will continue to monitor commodity prices and service costs to determine when we will bring rigs back into the field. We believe that reducing our drilling activity now will preserve our financial flexibility for the long-term and allow Approach to be in a good position to take advantage of potential drilling and acquisition opportunities in 2009 and beyond.
Liquidity and Commodity Derivatives Update
     We have a $200 million revolving credit facility with a $100 million borrowing base, of which $43.5 million and $47.4 million was drawn at December 31, 2008 and February 28, 2009, respectively. Our borrowing base will be redetermined on April 1, 2009 based on year-end 2008 reserves.

2009 Guidance Update
     In light of current low commodity prices and our reduced drilling activity, we are revising our 2009 production guidance. We also are revising our severance and production tax guidance. The table below sets forth our revised 2009 financial and operational guidance. Guidance for lease operating, general and administrative and depletion, depreciation and amortization expenses is unchanged from our prior guidance. The 2009 guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control, as further described later in this press release.

	Current	Previous
	Guidance	Guidance
Production:
Total (MMcfe)	8,700 – 9,400	9,400 – 9,900

Operating costs and expenses:
Lease operating expense (per Mcfe)	$0.85 – 0.95	$0.85 – 0.95
Severance and production taxes (percent of oil and gas sales)	5% – 6%	5%
General and administrative (per Mcfe)	$0.90 – 1.00	$0.90 – 1.00
Depletion, depreciation and amortization (per Mcfe)	$2.50 – 3.00	$2.50 – 3.00
Conference Call Information
     The Company will host a conference call on Wednesday, March 11, 2009, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its year end and fourth quarter 2008 results. To participate in the conference call, domestic participants should dial (866) 314-4483 and international participants should dial (617) 213-8049 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the events and presentations page under the investor relations section of the Company’s web site, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. A replay of the webcast will be available for one year on the Company’s web site.
Forward-Looking Statements and Cautionary Statements
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including as to the Company’s reduced drilling activity, production, capital and operating expense levels, production, operating costs and expenses guidance and expected cash flows. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for natural gas and oil, global economic and financial market conditions, availability of drilling equipment and personnel, availability of sufficient capital to execute the Company’s business plan, the Company’s ability to replace reserves and efficiently develop and exploit its current reserves and other important factors that could cause actual results to differ materially from those projected as described in the

Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on March 28, 2008 and May 8, 2008, respectively, and the Company’s annual report on Form 10-K for the year ended December 31, 2008, to be filed on or before March 16, 2009. Our SEC filings are available on our web site at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Approach Resources Inc.
     Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of unconventional natural gas and oil properties in the United States and British Columbia. The Company focuses on natural gas and oil reserves in tight sands and shale. The Company operates or holds leases in Texas, Kentucky and New Mexico and has a non-operating interest in British Columbia. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the investor relations section of its web site.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues (in thousands):
Gas	$10,919	$9,387	$58,819	$33,497
Oil	3,190	1,987	16,413	5,062
NGLs	583	366	4,637	555

Total oil and gas sales	14,692	11,740	79,869	39,114

Realized gain on commodity derivatives	3,612	1,409	2,936	4,732

Total oil and gas sales including derivative impact	$18,304	$13,149	$82,805	$43,846

Production:
Gas (MMcf)	2,165	1,423	7,092	4,801
Oil (MBbls)	55	22	175	72
NGLs (MBbls)	27	7	102	12

Total (MMcfe)	2,659	1,597	8,755	5,305

Average prices:
Gas (per Mcf)	$5.04	$6.60	$8.29	$6.98
Oil (per Bbl)	58.00	90.32	93.79	70.31
NGLs (per Bbl)	21.59	52.29	45.46	46.25

Total (per Mcfe)	$5.53	$7.35	$9.12	$7.37

Realized gain on commodity derivatives (per Mcfe)	1.36	0.88	0.34	0.89

Total per Mcfe including derivative impact	$6.89	$8.23	$9.46	$8.26

Costs and expenses (per Mcfe):
Lease operating expense	$0.95	$0.65	$0.87	$0.72
Severance and production taxes	0.49	0.32	0.48	0.31
Exploration	—	0.16	0.17	0.17
Impairment of non-producing properties	2.40	0.17	0.73	0.05
General and administrative	1.20	5.36	1.01	2.39
Depletion, depreciation and amortization	2.80	2.43	2.71	2.47

APPROACH RESOURCES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

REVENUES:
Oil and gas sales	$14,692	$11,740	$79,869	$39,114
EXPENSES:
Lease operating	2,526	1,032	7,621	3,815
Severance and production taxes	1,311	511	4,202	1,659
Exploration	—	250	1,478	883
Impairment of non-producing properties	6,379	267	6,379	267
General and administrative	3,195	8,562	8,881	12,667
Depletion, depreciation and amortization	7,453	3,881	23,710	13,098

Total expenses	20,864	14,503	52,271	32,389

OPERATING (LOSS) INCOME	(6,172)	(2,763)	27,598	6,725
OTHER:
Impairment of investment	(917)	—	(917)	—
Interest expense, net	(355)	(2,157)	(1,269)	(5,219)
Realized gain on commodity derivatives	3,612	1,409	2,936	4,732
Unrealized gain (loss) on commodity derivatives	3,089	(1,520)	7,149	(3,637)

(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES	(743)	(5,031)	35,497	2,601
(BENEFIT) PROVISION FOR INCOME TAXES	(591)	(3,238)	12,111	(108)

NET (LOSS) INCOME	$(152)	$(1,793)	$23,386	$2,709

(LOSS) EARNINGS PER SHARE:
Basic	$(0.01)	$(0.12)	$1.13	$0.25

Diluted	$(0.01)	$(0.12)	$1.12	$0.24

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,668,222	15,334,758	20,647,339	10,976,251
Diluted	20,668,222	15,334,758	20,824,905	11,183,707

UNAUDITED SELECTED FINANCIAL DATA

	December 31,	December 31,
	2008	2007
Unaudited Consolidated Balance Sheet Data (in thousands):

Cash and cash equivalents	$4,077	$4,785
Other current assets	30,760	12,021
Property and equipment, net, successful efforts method	303,404	230,819
Other assets	—	1,101

Total assets	$338,241	$248,726

Current liabilities	$30,775	$22,017
Long-term debt	43,537	—
Other long-term liabilities	40,116	26,890
Stockholders’ equity	223,813	199,819

Total liabilities and stockholders’ equity	$338,241	$248,726

	Twelve Months Ended
	December 31,
	2008	2007
Unaudited Consolidated Cash Flow Data (in thousands):

Operating activities	$56,435	$30,746
Investing activities	$(100,633)	$(52,940)
Financing activities	$43,696	$22,062
Effect of foreign currency translation	$(206)	$6
Supplemental Non-GAAP Financial Measures
     This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures of financial performance prepared in accordance with GAAP that are presented in this release.
Adjusted Net Income
     This release contains the non-GAAP financial measure adjusted net income, which excludes the following items:
(i)	impairment of long-lived assets,

(ii)	unrealized, pre-tax gain on commodity derivatives, and

(iii)	related income taxes.
       In accordance with SFAS 144, we reviewed our long-lived assets to be held and used, including proved and unproved oil and gas properties, accounted for under the successful efforts method of accounting. As a result of this review of the recoverability of the carrying value of our assets during 2008, we recorded an impairment of non-producing oil and gas properties of $6.4 million. We also recorded an impairment of investment of $917,000 in 2008 relating to our equity investment in the Canadian operator of our Northeast British Columbia project.
     In addition, historically, we have not designated our derivative instruments as cash-flow hedges. We record our open derivative instruments at fair value on our consolidated balance sheets as either unrealized gains or losses on commodity derivatives. We record changes in such fair value in earnings on our consolidated statements of operations under “unrealized gain (loss) on commodity derivatives.” The unrealized, pre-tax gain on commodity derivatives was $3.1 million and $7.1 million for the three and twelve months ended December 31, 2008, respectively.
     The amounts included in the calculation of adjusted net income below were computed in accordance with GAAP. We believe adjusted net income is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined.
     The following table provides a reconciliation of adjusted net income, or net income before the (i) impairment of non-producing properties expense, (ii) impairment of investment expense, (iii) unrealized (gain) loss on commodity derivatives and (iv) the related tax effects, for the three and twelve months ended December 31, 2008 and 2007, respectively (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net (loss) income	$(152)	$(1,793)	$23,386	$2,709
Impairment of non-producing properties	6,379	267	6,379	267
Impairment of investment	917	—	917	—
Unrealized (gain) loss on commodity derivatives	(3,089)	1,520	(7,149)	3,637

Related income tax effect for above items	(1,430)	(608)	(50)	(1,327)

Adjusted net income (loss)	$2,625	$(614)	$23,483	$5,286

Adjusted net income (loss) per diluted share	$0.13	$(0.04)	$1.13	$0.47

EBITDAX
     EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. We define EBITDAX as net income, plus (1) exploration expense, (2) impairments of long-lived assets, (3) depletion, depreciation and amortization expense, (4) share-based compensation expense, (5) unrealized loss (gain) on commodity derivatives, (6) interest expense and (7) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP.
     Our EBITDAX measure provides additional information that may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other readers of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company without regard to capital structure or historical cost basis.

          The following table provides a reconciliation of net income to EBITDAX (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net (loss) income	$(152)	$(1,793)	$23,386	$2,709
Exploration	—	250	1,478	883
Impairment of non-producing properties	6,379	267	6,379	267
Depletion, depreciation and amortization	7,453	3,881	23,710	13,098
Share-based compensation	300	4,471	1,100	4,646
Impairment of investment	917	—	917	—
Unrealized (gain) loss on commodity derivatives	(3,089)	1,520	(7,149)	3,637
Interest expense, net	355	2,157	1,269	5,219
Income tax (benefit) provision	(591)	(3,238)	12,111	(108)

EBITDAX	$11,572	$7,515	$63,201	$30,351

EBITDAX per diluted share	$0.56	$0.49	$3.03	$2.71

Glossary:
Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein to reference oil, condensate or NGLs.
Bcfe. Billion cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
GAAP. Generally accepted accounting principles in the United States.
MBbl. Thousand barrels of oil, condensate or NGLs.
Mcf. Thousand cubic feet of natural gas.
Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
MMcf. Million cubic feet of natural gas.
MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
NGLs. Natural gas liquids.
/d. “Per day” when used with volumetric units or dollars.
Contact:
J. Ross Craft, President and CEO
Steven P. Smart, Executive Vice President and CFO
J. Curtis Henderson, Executive Vice President and General Counsel
Megan P. Brown, Investor Relations and Corporate Communications
Approach Resources Inc.
(817) 989-9000
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